Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES SECOND QUARTER 2016 RESULTS

MOORESTOWN, NJ – August 9, 2016 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the second quarter of 2016.

Second Quarter 2016 Highlights

•	GAAP net gain applicable to common stockholders was $0.3 million, or $0.04 per diluted share, for second quarter 2016
•	Core earnings were $0.53 per share, or $4.0 million, for second quarter 2016
•	Declared dividend of $0.49 per share for second quarter 2016
•	Book value per share increased 0.6% to $19.80 as of June 30, 2016, as compared to $19.68 as of March 31, 2016
•	Annualized dividend yield was 12.6% based on closing stock price on June 30, 2016
•	Aggregate portfolio leverage stood at 3.19x as of June 30, 2016

“The flexibility of our diverse investment portfolio, along with our disciplined approach to investing, led to a solid second quarter where we saw an increase in book value and strong earnings despite the ongoing volatility in the marketplace,” stated Jay Lown, Cherry Hill Mortgage Investment Corporation’s President. “Our focus remains on being responsible with our invested capital as we’ve attempted to be over the last three years. In addition, we continue to keep a close eye on the overall interest rate environment while keeping our portfolio nimble so that we can take advantage of rate fluctuations in either direction.”

Operating Results

Cherry Hill reported GAAP net income applicable to common stockholders for the second quarter of 2016 of $0.3 million, or $0.04 per basic and diluted weighted average common share outstanding. The reported GAAP net income was determined based primarily on the following: $5.3 million of net interest income, $1.1 million of net servicing income, a net realized gain of $0.2 million on the RMBS portfolio, a net realized loss of $0.3 million on derivatives, a net unrealized loss of $1.2 million on derivatives, a net unrealized loss of $0.1 million on the Excess MSR portfolio, a net unrealized loss of $3.1 million on the MSR portfolio and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $1.5 million.

Core earnings for the second quarter of 2016 were $4.0 million, or $0.53 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net income to non-GAAP core earnings, please refer to the reconciliation table accompanying this release.

	Three Months Ended June 30,
	2016	2015
Income
Interest income	$7,135	$8,088
Interest expense	1,885	1,346
Net interest income	5,250	6,742
Servicing fee income	1,574	156
Servicing costs	501	94
Net servicing income (loss)	1,073	62
Other income (loss)
Realized gain (loss) on RMBS, net	235	(115)
Realized gain (loss) on derivatives, net	(299)	(52)
Realized gain (loss) on acquired assets, net	-	174
Unrealized gain (loss) on derivatives, net	(1,228)	2,835
Unrealized gain (loss) on investments in Excess MSRs	(149)	2,938
Unrealized gain (loss) on investments in MSRs	(3,076)	(22)
Total Income	1,806	12,562
Expenses
General and administrative expense	822	634
Management fee to affiliate	690	690
Total Expenses	1,512	1,324
Income Before Income Taxes	294	11,238
Provision for corporate business taxes	10	(70)
Net Income	284	11,308
Net (income) loss allocated to noncontrolling interests	(1)	(103)
Net Income Applicable to Common Stockholders	$283	$11,205
Net income Per Share of Common Stock
Basic	$0.04	$1.49
Diluted	$0.04	$1.49
Weighted Average Number of Shares of Common Stock Outstanding
Basic	7,509,543	7,509,543
Diluted	7,520,616	7,509,543
_______________
Unaudited. Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Net unrealized gain on the Company’s RMBS portfolio for the second quarter 2016 was approximately $4.7 million.

	Three Months Ended June 30,
	2016	2015
Net income	$284	$11,308
Other comprehensive income (loss):
Net unrealized gain (loss) on RMBS	4,730	(6,280)
Reclassification of net realized (gain) loss on RMBS in earnings	(235)	115
Other comprehensive income (loss)	4,495	(6,165)
Comprehensive income	$4,779	$5,143
Comprehensive income attributable to noncontrolling interests	68	47
Comprehensive income attributable to common stockholders	$4,711	$5,096
_______________
Unaudited. Dollar amounts in thousands. Certain prior period amounts have been reclassified to conform to current period presentation.

Portfolio Highlights for the Quarter Ended June 30, 2016

The Company realized interest income of $3.1 million, from its Excess MSR portfolio, servicing fee income of $1.6 million from its MSR portfolio and realized interest income of $4.1 million from its RMBS portfolio. Carrying value of the Servicing Related Assets portfolio ended the quarter at $97.3 million. Net interest spread for the RMBS portfolio stood at 1.72% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 3.19x.

The RMBS portfolio had a book value of approximately $510.5 million and a carrying value of approximately $522.2 million at quarter end June 30, 2016. The portfolio had a weighted average coupon of 3.7% and weighted average maturity of 24 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS, Cherry Hill used interest rate swaps, swaptions, TBAs and Treasury futures. At June 30, 2016, the Company held interest rate swaps with a notional amount of $321.3 million, swaptions with a notional amount of $85.0 million, TBAs with a net notional amount of $1.0 million and Treasury futures with a notional amount of $45.6 million.

As of June 30, 2016, Cherry Hill’s GAAP book value was $19.80 per diluted share, a 0.6% increase from book value per share of $19.68 as of March 31, 2016.

Dividend

On June 16, 2016, the Board of Directors declared a quarterly dividend of $0.49 per share of common stock for the second quarter of 2016. The dividend was paid in cash on July 26, 2016 to stockholders of record as of the close of business on June 30, 2016.

Core Earnings

Core earnings is a non-GAAP financial measure and is defined as GAAP net income (loss) applicable to common stockholders, excluding realized gain (loss) on RMBS, realized gain (loss) on derivatives, realized gain (loss) on acquired assets, unrealized gain (loss) on derivatives, unrealized gain (loss) on investments in Excess MSRs and unrealized gain (loss) on investments in MSRs and adjusted to exclude outstanding LTIP units in the Company’s operating partnership. Additionally, core earnings excludes (1) any tax (benefit) expense on unrealized (gain) loss on MSRs, (2) any estimated ‘‘catch up’’ premium amortization (benefit) cost due to the use of current rather than historical estimates of CPR for amortization of Excess MSRs and (3) the amortization of MSRs. Core earnings are provided for purposes of comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with core earnings, in addition to related GAAP financial measures, gives investors greater transparency into the Company’s ongoing operational performance. The concept of core earnings does have significant limitations, including the exclusion of realized and unrealized gains (losses), and may not be comparable to similarly-titled measures of other peers, which may use different calculations. As a result, core earnings should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity.

The following table provides a reconciliation of net income to core earnings for the three months ended June 30, 2016 and 2015:

	Three Months Ended June 30,
	2016	2015
Net income (loss)	$284	$11,308
Realized (gain) loss on RMBS, net	(235)	115
Realized (gain) loss on derivatives, net	299	52
Realized gain (loss) on acquired assets, net	-	(174)
Unrealized (gain) loss on derivatives, net	1,228	(2,835)
Unrealized (gain) loss on investments in Excess MSRs	149	(2,938)
Unrealized (gain) loss on investments in MSRs	3,076	22
Tax (benefit) expense on unrealized (gain) loss on MSRs	96	(60)
Estimated “catch up” premium amortization (benefit) cost	134	(1,889)
Amortization of MSRs	(990)	-
Total core earnings:	$4,041	$3,601
Core earnings attributable to noncontrolling interests	(59)	(33)
Core Earnings Attributable to Common Stockholders	$3,982	$3,568
Core Earnings Attributable to Common Stockholders, per Share	$0.53	$0.48
GAAP Net income (Loss) Per Share of Common Stock	$0.04	$1.49
__________
Unaudited. Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the Securities and Exchange Commission on August 9, 2016. In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of June 30, 2016 and its results of operations for the second quarter of 2016 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-407-9039 (from within the U.S.) or 1-201-689-8470 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill Second Quarter 2016 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on September 9, 2016 by dialing 1-877-870-5176 (from within the U.S.) or 1-858-384-5517 (from outside of the U.S.); please reference access code “13642602.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States. Cherry Hill Mortgage Investment Corporation is externally managed and advised by Cherry Hill Mortgage Management, LLC.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, its ability to complete the pending Aurora transaction, its ability to execute on the anticipated strategy of purchasing full MSRs, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:
Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@CHMIreit.com